As filed with the Securities and Exchange Commission on May 7, 2026

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALCOA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-1789115
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

201 Isabella Street, Suite 500 Pittsburgh, Pennsylvania	15212-5858
(Address of Principal Executive Offices)	(Zip Code)

Alcoa Corporation Stock and Incentive Compensation Plan (as Amended and Restated)

(Full title of the plan)

Marissa P. Earnest

Senior Vice President, General Counsel – North America Operations, and Secretary

Alcoa Corporation

201 Isabella Street, Suite 500

Pittsburgh, Pennsylvania 15212-5858

(Name and address of agent for service)

(412) 315-2900

(Telephone number, including area code, of agent for service)

with a copy to:

Amy I. Pandit

Jones Day

1221 Peachtree Street, N.E., Suite 400

Atlanta, GA 30361

(404) 581-8611

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be included in the Section 10(a) prospectus will be sent or given to employees as specified by Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Alcoa Corporation (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 26, 2026.

(b)
The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on April 30, 2026.

(c)
The Registrant’s Current Reports on Form 8-K filed with the Commission on April 14, 2026 and May 4, 2026.

(d)
The description of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), contained in Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including any subsequently filed amendments and reports filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock to be issued in connection with the Plan will be passed upon by Marissa P. Earnest, Senior Vice President, General Counsel – North America Operations, and Secretary of the Company. Ms. Earnest is paid a salary by the Company, is a participant in various benefit plans offered by the Company to employees of the Company generally, including the Alcoa Corporation Stock and Incentive Compensation Plan (as Amended and Restated), and beneficially owns, or has rights to acquire, an aggregate of less than 1% of the Company’s outstanding common stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Under Section 145 of the DGCL, a similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the corporation, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines that such person is fairly and reasonably entitled to such indemnity and only for such expenses as the court shall deem proper.

The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article VI of the Company’s Amended and Restated Bylaws (the “Bylaws”) provides that each person who was or is a party to, or is otherwise threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she (or a person of whom he or she is the legal representative), is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Company to the fullest extent permitted by the DGCL against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company. Article VI of the Bylaws also provides for the payment of expenses incurred in connection with any Proceeding in advance of its final disposition upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses.

The Company has entered into indemnification agreements with each of its directors and officers that include, in each case, indemnification provisions to provide them additional contractual assurances regarding the scope of the indemnification set forth in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Bylaws and to provide additional procedural protections. The Company also carries directors’ and officers’ insurance to protect the Company, its directors, officers and certain employees for some liabilities.

Section 102(b)(7) of the DGCL permits a Company to provide in its certificate of incorporation a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, and (v) an officer in any action by or in the right of the Company. The Company’s Certificate of Incorporation provides for such limitation of liability for directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Alcoa Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 3, 2016 (File No. 1-37816)).

4.2

Amended and Restated Bylaws of Alcoa Corporation, as adopted on July 31, 2024 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed August 1, 2024 (File No. 1-37816)).

5.1*	Opinion of Marissa P. Earnest, Senior Vice President, General Counsel – North America Operations, and Secretary of the Company.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Marissa P. Earnest (included in Exhibit 5.1).

24.1*	Power of Attorney.

99.1*	Alcoa Corporation Stock and Incentive Compensation Plan (as Amended and Restated).

107.1*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on May 7, 2026.

ALCOA CORPORATION

By:	/s/ William F. Oplinger
William F. Oplinger
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William F. Oplinger William F. Oplinger	President, Chief Executive Officer and Director (Principal Executive Officer)	May 7, 2026

/s/ Molly S. Beerman Molly S. Beerman	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 7, 2026

/s/ Renee R. Henry Renee R. Henry	Senior Vice President and Controller (Principal Accounting Officer)	May 7, 2026

* John A. Bevan	Director	May 7, 2026

* Mary Anne Citrino	Director	May 7, 2026

* Alistair Field	Director	May 7, 2026

* Pasquale Fiore	Director	May 7, 2026

* Brian R. Galovich	Director	May 7, 2026

* Thomas J. Gorman	Director, Chairman of the Board of Directors	May 7, 2026

* James A. Hughes	Director	May 7, 2026

* Roberto O. Marques	Director	May 7, 2026

* Carol L. Roberts	Director	May 7, 2026

* Jackson P. Roberts	Director	May 7, 2026

* The undersigned, by signing her name hereto, does sign this Registration Statement on behalf of the designated directors of the Registrant pursuant to Power of Attorney executed on behalf of each such director that is filed as an exhibit hereto.

By:	/s/ Marissa P. Earnest	May 7, 2026
Marissa P. Earnest, Attorney-in-Fact